UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 3, 2024 (January 2, 2024)

Esperion Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3891 Ranchero Drive, Suite 150
Ann Arbor, MI
(Address of principal executive offices)

48108
(Zip Code)

Registrant’s telephone number, including area code: (734) 887-3903

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ESPR	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 2, 2024, Esperion Therapeutics, Inc. (the “Company”) entered into a settlement agreement with Daiichi Sankyo Europe GmbH (“DSE”) to amicably resolve and dismiss their commercial dispute now pending in the Southern District of New York (the “Settlement Agreement”). Under the Settlement Agreement, DSE has agreed to pay the Company an aggregate of $125 million, including (1) a $100-million payment within 15 business days of the effective date of the Settlement Agreement and (2) a $25-million payment in the calendar quarter immediately following the calendar quarter in which the European Medicines Agency (“EMA”) renders a decision on the application that was filed with the EMA for a Type II(a) variation for the Company’s oral non-statin products marketed as NILEMDO® (bempedoic acid) tablets and NUSTENDI® (bempedoic acid and ezetimibe) tablets in Europe. The application asks the EMA to approve both NILEMDO and NUSTENDI to reduce cardiovascular risk in patients with or at high risk for atherosclerotic cardiovascular disease. The legal action pending in the United States District Court for the Southern District of New York will be dismissed.
Pursuant to the Settlement Agreement, also on January 2, 2024, the Company entered into a 3rd Amendment (the “DSE Amendment”) to the License and Collaboration Agreement dated January 2, 2019 with DSE, and a 1st Amendment (the “DS Amendment”) to the License and Collaboration Agreement dated April 26, 2021 with Daiichi Sankyo Company Limited (“DS”).
The DSE Amendment and the DS Amendment grant each of DSE and DS exclusive rights for clinical development, regulatory activities, manufacture and commercialization of a bempedoic acid/ezetimibe/statin triple combination pill in their existing respective territories of the European Economic Area, UK, Switzerland and Turkey (the “DSE Territory”) and South Korea, Taiwan, Hong Kong, Thailand, Vietnam, Brazil, Macao, Cambodia and Myanmar (the “DS Territory”). Further, after a transition period, DSE and DS will assume sole responsibility for the manufacture of NILEMDO and NUSTENDI for, respectively, the DSE Territory and DS Territory. As of January 2, 2024, DSE shall have sole authority and control of regulatory communications with the EMA regarding the pending marketing authorization applications for NILEMDO and NUSTENDI.
Pursuant to the DSE Amendment, the Company is entitled to receive one-time cash payments of up to $300 million upon the achievement of certain commercial milestones related to total net sales achievements in the DSE Territory. The Company is also entitled to receive tiered 15% to 25% royalties on net DSE Territory sales.
Pursuant to the DS Amendment, the Company is entitled to receive one-time cash payments of up to $175 million upon the achievement of certain commercial milestones related to total net sales achievements in the DS Territory. The Company is also entitled to receive tiered 5% to 20% royalties on net DS Territory sales.
The foregoing descriptions of the material terms of the Settlement Agreement, DSE Amendment and DS Amendment are qualified in their entirety by reference to the complete text of the Settlement Agreement, DSE Amendment and DS Amendment, respectively, which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission.

Item 7.01. Regulation FD Disclosure.

On January 3, 2024, Esperion Therapeutics, Inc. (the “Company”) announced the settlement of its pending litigation with DSE. A copy of the press release is being furnished herewith as Exhibit 99.1.
The information contained in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated January 3, 2024.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2024	Esperion Therapeutics, Inc.

	By:	/s/ Sheldon L. Koenig
Sheldon L. Koenig
President and Chief Executive Officer